UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

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BayCom Corp
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596
(925) 476-1800
June 7, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of BayCom Corp (the "Company"), to be held on July 17, 2018, at 2:30 p.m. local time, in the Company's Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

As described in the Notice of Annual Meeting and the accompanying Proxy Statement, at the Annual Meeting, shareholders will be asked to vote on two matters:

(i)	the election of eight persons nominated by the Board of Directors of the Company, to serve as directors of the Company; and

(ii)
the ratification of the Board of Directors' selection of Moss Adams, LLP, independent public accountants, to serve as the independent accounting firm for the Company for the fiscal year ending December 31, 2018.

The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement and FOR the ratification of the appointment of Moss Adams, LLP.

This year we are using a Securities and Exchange Commission rule to furnish our proxy statement, 2017 Annual Report to Shareholders ("Annual Report") and proxy card over the internet to shareholders.  This means that most shareholders will not receive paper copies of these documents.  Instead, these shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

We encourage you to read the Annual Report being furnished along with this proxy statement as it includes additional information about the Company, as well as our audited financial statements.  Although the Annual Report is being provided to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

Your vote is important. We hope that you will be able to attend the Annual Meeting. In addition to voting on the two matters to be voted on at the Annual Meeting, we will also discuss the operations of the Company and answer any questions you may have. Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Sincerely yours,

Lloyd Kendall, Jr.	George J. Guarini
Chairman of the Board	President and Chief Executive Officer

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596
(925) 476-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on July 17, 2018

NOTICE IS HEREBY given that the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of BayCom Corp (the "Company") will be held at 2:30 p.m. local time, on Tuesday, July 17, 2018, in the Company's Board Room, 500  Ygnacio Valley  Road,  Suite  200,  Walnut  Creek,  California for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect the following eight nominees to the Company's Board of Directors: Lloyd W. Kendall, Jr.; George J. Guarini; James S. Camp; Harpreet S. Chaudhary; Rocco Davis; Malcolm F. Hotchkiss; Robert G. Laverne, MD; and David M. Spatz;

2.	To ratify the appointment of Moss Adams, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018; and

3.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

Only shareholders of record as of the close of business on May 25, 2018 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Board of Directors of the Company unanimously recommends that you vote "FOR" the election of the eight director nominees named in the enclosed Proxy Statement, and "FOR" the ratification of the appointment of Moss Adams, LLP, as the independent accounting firm for the Company for the fiscal year ending December 31, 2018.

Nominations for election of members of the Company's Board of Directors may be made by the board or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the President of the Company by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the Annual Meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

Keary L. Colwell
Senior Executive Vice President and Secretary

Walnut Creek, California
June 7, 2018

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596
(925) 476-1800

ANNUAL MEETING OF SHAREHOLDERS
July 17, 2018

General

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of BayCom Corp, a California corporation (the "Company,"  "BayCom," "we," "us," "our"), of proxies to be used at our Annual Meeting of Shareholders (the "Annual Meeting"), to be held on Tuesday, July 17, 2018 at 2:30 p.m. local time, in the Company's Board Room, 500  Ygnacio  Valley  Road,  Suite  200,  Walnut  Creek,  California, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to shareholders on or about June 7, 2018.

At the Annual Meeting, holders of the Company's common stock, no par value (the "Common Stock"), will be asked to act on the following proposals:

Proposal One:
To elect all eight of the persons nominated by the Board of Directors of the Company to serve as directors of the Company until the 2019 Annual Meeting of Shareholders and until their successors are elected and have been qualified.

Proposal Two:	To ratify the Board of Directors' selection of Moss Adams, LLP, independent public accountants, as the independent accounting firm for the Company for the fiscal year ending December 31, 2018.

In their discretion, the holders of proxies will have discretion to vote on any other matters that may properly come before the Annual Meeting. At this time, the Board of Directors is not aware of any other matters that will come before the Annual Meeting for action by the shareholders.

Certain information in this Proxy Statement relates to our bank subsidiary, United Business Bank (the "Bank").

We have decided to use the Notice and Access rule adopted by the Securities and Exchange Commission (which we sometimes refer to in this Proxy Statement as the "SEC") to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about June 7, 2018, we will mail to most shareholders only a "Notice of Internet Availability of Proxy Materials" (the "Notice") that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Voting Securities

Only shareholders of record as of the close of business on May 25, 2018 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 10,869,275 shares of Common Stock.

Each holder of record of Common Stock is entitled to one vote, whether voted in person or by proxy, for each share of the Common Stock held as of the Record Date, except that shareholders may have cumulative voting rights with respect to the election of directors.

Cumulative voting for directors allows a shareholder to cast for any candidate a number of votes greater than the number of votes that the shareholder normally is entitled to cast. A shareholder may cumulate votes either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are normally entitled or (ii) by distributing the shareholder's votes on the same principle among as many candidates as the shareholder sees fit. No shareholder can cumulate votes unless, prior to the Annual Meeting, the shareholder has given notice of the intent to cumulate. If any shareholder has given notice to cumulate, then all shareholders may cumulate their votes for candidates in nomination. The eight candidates receiving the highest number of votes shall be elected. The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement.  If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting.

If your shares are held in "street name" by a broker, your broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote your shares with respect to any "non‑discretionary" items.  In the case of non-discretionary items, the shares will be treated as "broker non-votes." Whether an item is discretionary is determined by the exchange rules governing your broker.  You broker will forward information to you indicating how you can forward voting instructions and whether you can forward them by Internet, phone or mail.

How to Vote

You may vote by Internet.  To vote by Internet, have your Shareholder Control Number from the Notice of Meeting and Availability of Proxy Materials dated June 7, 2018, in hand; go to http://www.otrtransfer.com; and follow the instructions for voting on-line.

You may vote by mail.  To vote by mail, request a paper copy of the proxy card and related materials, as noted above and on the Notice of Meeting and Availability of Proxy Materials dated June 7, 2018.  Then properly complete and sign the proxy card and return it in the return envelope provided in a timely manner.  The mailed card must be received by the Company before the start of the annual meeting to be voted.

You may vote in person at the annual meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the named holder of your shares indicating that you were the beneficial owner of those shares on the record date for voting at the annual meeting.

If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting.  Cumulative voting is not available if you vote using the internet.

Revoking Your Proxy; Changing Your Vote

You may revoke your proxy at any time before the vote is taken at the annual meeting.  If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;
•	giving written notice of the revocation of your proxy to the Secretary of BayCom prior to the annual meeting; or
•	voting in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.

Any written notice revoking a proxy should be delivered to Agnes Chiu, Assistant Corporate Secretary, BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596.  If your shares are held in "street name" through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

Votes Required

The following paragraphs explain the vote required for each proposal. In each case, a quorum must be present for the vote to be valid.  Under the Company's bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum.

PROPOSAL ONE: ELECTION OF DIRECTORS. For the election of directors, the eight nominees receiving the highest number of "FOR" votes (from the holders of shares present in person or represented by proxy and entitled to vote at the meeting on the election of directors) will be elected, even if some or all of such nominees receive less than a majority of the total votes.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTING FIRM FOR 2018.  Approval of this proposal requires an affirmative vote of the holders of a majority of "FOR" votes from the holders of a majority of shares represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum).

Such other matters, if any, as may properly come before the Annual Meeting will generally require the affirmative vote of the holders of a majority of the shares of Common Stock represented.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as shares that are present or represented at the Annual Meeting for purposes of determining a quorum on the proposal on which the abstention is specified.  As stated above, ratification of the selection of the independent accounting firm requires "FOR" votes from the holders of a majority of shares represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum). Because the affirmative vote equal to at least a majority of the shares represented and voting at the Annual Meeting is required for ratification of the selection of the independent accounting firm, abstentions could prevent the approval of this proposal and have the effect of an "AGAINST" vote.

Under applicable California law, shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") are counted for the purpose of determining the presence or absence of a quorum for the transaction of business but are not otherwise counted. Therefore, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the selection of the independent accounting firm.

Unless otherwise instructed, each valid proxy returned which is not revoked will be voted "FOR" the election as directors of the nominees named in this Proxy Statement, and "FOR" the ratification of the selection of the independent accounting firm, and at the proxy holders' discretion, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting). At this time, the Board of Directors is not aware of any other matters to come before the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of May 25, 2018, the voting record date for the Annual Meeting, regarding the beneficial ownership of Common Stock by:

•          all persons known by us to own beneficially more than 5% of our outstanding Common Stock;
•          each of our named executive officers;
•          each of our directors (at the Company level); and
•          all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each shareholder listed below is c/o BayCom Corp, 500 Ygnacio Valley Road.  Suite 200, Walnut Creek, California 94596.  An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding Common Stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock Outstanding

Name of Beneficial Owners Greater than 5% Shareholders
EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	752,273	(1)	6.9%
Directors and Executive Officers
Lloyd W. Kendall, Jr.	71,392	(2)	*
George J. Guarini	117,872	(3)	1.1%
James S. Camp	108,670	(4)	1.0%
Harpreet S. Chaudhary	36,849	(5)	*
Rocco Davis	3,142	(6)	*
Malcolm F. Hotchkiss	9,922	(7)	*
Robert G. Laverne, M.D,	107,943	(8)	1.0%
David M. Spatz	62,553	(9)	*
Keary L. Colwell	31,204	(10)	*
Janet L. King	35,204	(11)	*
All directors and executive officers as a group (14 persons)	592,158	(12)	5.4%

(1)
As reported on a Schedule 13G filed with the Securities and Exchange Commission on May 14, 2018 by (i) EJF Capital LLC, (ii) Emanuel J. Friedman, (iii) EJF Sidecar Fund, Series LLC – Small Financial Equities Series, (iv) EJF Financial Services Fund, LP and (v) EJF Financial Services GP, LLC, pursuant to which they reported shared voting and dispositive power with respect to the shares.

(2)	Includes 6,813 restricted shares of Common Stock over which Mr. Kendall has sole voting power and no dispositive power.
(3)	Includes 59,086 restricted shares of Common Stock over which he has sole voting power and no dispositive power.
(4)	Includes 2,500 shares owned jointly with Mr. Camp's wife and 5,493 restricted shares of Common Stock over which Mr. Camp has sole voting power and no dispositive power.
(5)	Includes 4,002 restricted shares of Common Stock over which Mr. Chaudhary has sole voting power and no dispositive power.

(6)	Includes 1,922 restricted shares of Common Stock over which Mr. Davis has sole voting power and no dispositive power.
(7)	Includes 8,000 shares owned jointly with Mr. Hotchkiss' wife and 1,922 restricted shares of Common Stock over which Mr. Hotchkiss has sole voting power and no dispositive power.
(8)	Includes 5,493 restricted shares of Common Stock over which Mr. Laverne has sole voting power and no dispositive power.
(9)	Includes 1,500 shares owned by Mr. Spatz's wife individually and 5,493 restricted shares of Common Stock over which Mr. Spatz has sole voting power and no dispositive power.
(10)	Includes 18,935 restricted shares of Common Stock over which Ms. Colwell has sole voting power and no dispositive power.
(11)	Includes 18,935 restricted shares of Common Stock over which Ms. King has sole voting power and no dispositive power
(12)
Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes 142,431 restricted shares of Common Stock over which they have sole voting power and no dispositive power.

PROPOSAL I.  ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of eight members.  The Board of Directors, acting on the recommendation of the Corporate Governance and Nominating Committee, has approved the director nominees identified in the table below, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Corporate Governance and Nominating Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)

Lloyd W. Kendall, Jr.	71	Chairman of the Board	2004
George J. Guarini	64	President, Chief Executive Officer and Director	2004
James S. Camp	66	Director	2004
Harpreet S. Chaudhary	56	Director	2011
Rocco Davis	59	Director	2017
Malcolm F. Hotchkiss	69	Director	2017
Robert G. Laverne, MD	69	Director	2004
David M. Spatz	70	Director	2004
__________________________
(1)	Includes years of service on the Board of Directors of United Business Bank (formerly knowns as Bay Commercial Bank).

Business Background of Our Directors

The business experience of each director and director nominee of BayCom for at least the past five years and the experience, qualifications, attributes, skills and area of expertise of each director that supports his or her service as a director are set forth below.  Unless otherwise indicated, the director has held his or her position for at least the past five years.

Lloyd W. Kendall, Jr.:  Mr. Kendall is a lawyer, practicing in the Bay Area since 1978 and specializing in real estate and tax law. His specialty is tax free exchanges and related areas of the law. He received much of his tax law education through his employment with the U.S. Treasury Department, Internal Revenue Service. Mr. Kendall formed and owned Lawyers Asset Management, Inc., acting as "Qualified Intermediary" for tax free exchanges under Section 1031(a) of the Internal Revenue Code, until 2006 when his company merged with Commercial Capital Bank. He also served as tax counsel for several title companies and was the President of Equity Investment Exchange, Inc., a competitor owned by Mercury Title Companies of Colorado. He has lectured extensively throughout the U.S. providing continuing education for lawyers and realtors. Mr. Kendall's qualifications to serve as a member of our board include extensive experience in the areas of real estate and tax matters.

George J. Guarini:   Mr. Guarini is currently the President and Chief Executive Officer of BayCom and United Business Bank (formerly known as Bay Commercial Bank). Prior to opening the Bank in 2004, Mr. Guarini was the Senior Vice President and Senior Lending Officer of Summit Bank, a community bank headquartered in Oakland, California.  In addition to serving as the Senior Vice President and Senior Lending Officer of Summit Bank from 2000 to 2003, Mr. Guarini served as the Bank's acting president between August 2001 and August 2002. From 1994 to 1999, Mr. Guarini enjoyed a career with Imperial Capital based in Glendale, California, where he began as Senior Vice President and was charged with resolving significant loan portfolio weakness. In 1995, following a successful initial public offering by ITLA Capital Corporation, parent of Imperial Capital Bank, he was appointed the Bank's Chief Lending Officer. In 1997, Mr. Guarini served as the founding Chief Executive Officer of ITLA Funding Corporation, a wholly owned subsidiary of ITLA Capital Corporation. Prior to joining Imperial Capital Bank, Mr. Guarini held the position of Senior Vice President for California Republic Bank from 1991 to 1994.  Mr. Guarini earned his Bachelor of Arts degree in Economics from Rutgers University. Mr. Guarini's qualifications to serve as a member of our Board of Directors include more than 30 years of experience in the banking industry, holding key executive and senior level management positions with national and regional financial institutions.

James S. Camp:  Mr. Camp is the President of the S.A. Camp Companies, a closely held company incorporated in 1932. Mr. Camp has served as the company's President since 1979. Mr. Camp has over 28 years of bank director experience, having served as a director of California Republic Bank from 1980 to 1994, including as Vice Chairman of the Board and Chairman of the

Executive Committee of the Board (1985 – 1992) and as Chairman of the Board (1992 – 1994). Mr. Camp received a B.S. in Finance from the University of Southern California in 1973. In 1976, Mr. Camp was awarded a J.D. degree from the University of Santa Clara School of Law. In 1977, Mr. Camp received an L.L.M. in Taxation from New York University School of Law. Mr. Camp has been a member of the State Bar of California since 1976. Mr. Camp's qualifications to serve as a member of our board include over 38 years of management and advisory experience, as well as over 28 years of service as a bank director.

Harpreet S. Chaudhary:  Mr. Chaudhary is a Certified Public Accountant (CPA) and a Certified Financial Planner (CFP) serving as the president of Area Financial Services, Inc., which provides accounting, wealth planning, tax planning and preparation services for high net worth individuals and small business owners in the Bay Area for over 25 years. Mr. Chaudhary is a California licensed realtor and owns and manages various commercial retail properties. Mr. Chaudhary is actively involved with various Bay Area charities like Pratham, the Fremont Sikh Gurdwara, Genco and the Punjab Cultural society. Mr. Chaudhary is a graduate of the University of Delhi, India. Mr. Chaudhary's qualifications to serve as a member of our board include his extensive knowledge in the areas of accounting, business and real estate.

Rocco Davis:  Mr. Davis joined the BayCom Board of Directors in April 2017, following completion of BayCom's acquisition of First ULB Corp., where Mr. Davis served on the board of directors of First ULB Corp. since 2014. Mr. Davis joined LIUNA, the Laborers' International Union of North America, in 1980 as a Tri-Fund Field Coordinator and currently serves as a Vice President of LIUNA and on its General Executive Board. He also acts as LIUNA's Pacific Southwest Regional Manager which covers the states of Arizona, California, Hawaii, New Mexico and 10 counties in West Texas. He serves as Chairman of the National Alliance for Fair Contracting and serves on numerous other boards. Mr. Davis' qualifications to serve as a member of our board include his over 17 years of management and advisory experience, as well as his prior service on the board of directors of a regulated financial institution.

Malcolm F. Hotchkiss:  Mr. Hotchkiss had been a Director and the Chief Executive Officer of First ULB Corp. and its subsidiary United Business Bank, FSB, from 1994 until it was acquired by BayCom in April 2017 and has been a banking executive for more than 30 years. Mr. Hotchkiss, since May 2017, has been serving as the Chief Credit Officer of Golden Pacific Bank, a small community bank headquartered in Sacramento, California. Mr. Hotchkiss' qualifications to serve as a member of our board include more than 30 years of experience in the banking industry, holding key executive and senior level management positions.

Robert G. Laverne, M.D.:  Dr. Laverne is an anesthesiologist at John Muir Medical Center in Walnut Creek, California. Dr. Laverne is also the founder and Managing Member of New Horizons Properties, LLC, a property development company. Dr. Laverne also served as the Chief Financial Officer of Medical Anesthesia Consultants (1988 – 1994) and at present, is a director of Medical Anesthesia Consultants. Dr. Laverne was the Chairman of the Department of Anesthesiology at John Muir Medical Center from 1989 – 1991 and was Chairman of the John Muir Medical Center Physician Credentials Committee from 1994 – 2001. Dr. Laverne received his M.D. degree from the University of California Medical Center, San Francisco, and his B.A. degree from the University of California at Berkeley. Dr. Laverne's qualifications to serve as a member of our board include his extensive management and advisory experience, holding key board positions, and his experience as a real estate developer.

David M. Spatz:  Mr. Spatz, the President of Spatz Development Co., which owns and operates several income-producing real estate properties, retired from Chevron Corporation in 2000 after 21 years with that corporation. Mr. Spatz held various senior executive positions with Chevron, including General Manager, Chevron Lubricants Worldwide (1999 – 2000), General Manager, Chevron North America Lubricants (1996 – 1999), Managing Director, Chevron Technology Marketing (1992 – 1996), and Business Manager, Chevron Chemical Company (1989 – 1992). Mr. Spatz received a B.S. degree in Chemistry from Clarkson University and a Ph. D. in Chemistry from the University of Michigan. Mr. Spatz's qualifications to serve as a member of our board include his extensive management and advisory experience, holding key executive and senior level management positions with a Fortune 500 company.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers is set forth below. Unless otherwise indicated, the executive officer has held his or her position for at least the past five years.

Janet L. King:   Ms. King, age 55, is the Senior Executive Vice President and Chief Operating Officer of BayCom. Ms. King has served as the Chief Operating Officer of United Business Bank (formerly known as Bay Commercial Bank) since its inception in 2004. Ms. King is a member of the executive management team and has over 29 years of banking experience. Prior to joining the Bank, Ms. King was employed by Circle Bank in Novato, California from 1999 – 2004 where she served as the Chief Branch Administrative Officer and was a member of the executive management team. She was responsible for all aspects of operations, including Branch Development, Human Resources, Information Technology and Compliance. Prior to this, Ms. King was the

Vice President of Operations for Valencia Bank & Trust in Valencia, California from 1987 – 1998 where she was responsible for Branch Development, Centralized Operations, Information Technology and Deposit Compliance. Ms. King earned her B.S. degree in Business Administration from the University of Phoenix.

Keary L. Colwell:  Ms. Colwell, age 58, is the Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of BayCom. Ms. Colwell has served as the Chief Financial Officer and Corporate Secretary of United Business Bank (formerly known as Bay Commercial Bank) since inception in 2004 and is presently also the Bank's Chief Administrative Officer. Ms. Colwell is a member of the executive management team and is responsible for all aspects of accounting and finance functions including financial reporting, asset liability management, and budget and financial planning. She also over sees the Bank's risk management process. She has over 28 years in banking and finance. Prior to joining the Bank, Ms. Colwell was employed by The San Francisco Company and Bank of San Francisco, where she served as the Executive Vice President and Chief Financial Officer from 1996 through the sale of the company in 2001. Ms. Colwell served as the Vice President/Senior Financial Management of First Nationwide Bank from 1988 – 1992. Prior to joining First Nationwide Bank, Ms. Colwell was the Vice President and Controller at Independence Savings and Loan Association. Ms. Colwell worked in public accounting after graduating from college. She obtained her Certified Public Accountant license in 1984. Ms. Colwell holds a B.S. degree from California State University, Chico.

Izabella L. Zhu:  Ms. Zhu, age 39, joined the Bank as Chief Risk Officer and a member of the executive management team in September 2013. Ms. Zhu is responsible for developing, coordinating, and maintaining forward looking enterprise risk management framework and programs as the Bank pursues various growth strategies. Prior to joining the Bank, Ms. Zhu was a Senior Financial Institutions Examiner and a founding and inaugural member of the Examiner Council at the California Department of Business

Oversight. She has served as Examiner-in-Charge of various large banks, troubled financial institutions, and trust departments. Prior to that, Ms. Zhu was a financial advisor at Morgan Stanley. Ms. Zhu earned a Master's degree in Public Administration in International Development from the Kennedy School at Harvard University and a Bachelor's degree in International Economics from Peking University. Ms. Zhu is also a Certified Fiduciary Investment Risk Specialist.

David Funkhouser: Mr. Funkhouser, age 62, has been serving the Bank in the capacity of Executive Vice President and Chief Credit Officer since June 2015. He has over 30 years of experience in banking. Mr. Funkhouser is responsible for the overall management of the Bank's Credit Quality including oversight of the Credit Administration Department, the underwriting and loan review analysis processes, all functions that provide lending support, direction, credit information, and loan policies, procedures and processes to ensure the overall quality of the Bank's loan portfolio. Prior to joining the Bank, Mr. Funkhouser was a banking consultant (DJF Consulting LLC) from April 2014 – June 2015 and served as President and CEO at Trans Pacific National Bank from July 2010 – March 2014. Mr. Funkhouser holds a B.A. Degree from California State University, San Jose and earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle, WA.

Charles Yun:  Mr. Yun, age 49, has been in the banking industry for over 25 years and has served the Bank as its Executive Vice President and Chief Lending Officer since March 2016. Mr. Yun is responsible for growing the Bank's commercial lending portfolio through a diverse focus on Real Estate and Commercial & Industrial relationships. Prior to joining the Bank, he served as a Senior Vice President at Umpqua Bank from July 2014 – March 2016 and was responsible for the middle market production group in the Bay Area. Mr. Yun served as Division Vice President, Commercial Banking at Stanford Federal Credit Union from May 2011 – July 2014 where he spearheaded the credit union's commercial banking program. Mr. Yun's experiences also extend to various positions with Comerica Bank, Silicon Valley Bank and Heritage Bank. Mr. Yun holds a B.S. Degree in Finance from San Jose State University and an MBA in Strategy from Pepperdine University.

Mary Therese (Terry) Curley:  Ms. Curley, age 60, joined the Bank as Executive Vice President, Director of Labor Service Division in April 2017, in connection with our acquisition of First ULB Corp and its wholly owned subsidiary, United Business Bank, FSB. At the prior bank, Ms. Curley served as EVP/Chief Credit Officer (2012 – 2017), SVP/Credit Administrator (2009 – 2012), Credit Card Administrator (2008 – 2009), SVP/Regional Sales Manager (2005 – 2009), VP/Branch Manager (2000 – 2005) and Business Development Officer (1995 – 2000). In 1992, Ms. Curley received a B.A. in Political, Legal and Economic Analysis from Mills College, Oakland, CA. In 2005, she earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle, WA.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES
AND CORPORATE GOVERNANCE MATTERS

Director Independence

The rules of The NASDAQ Stock Market ("NASDAQ"), as well as those of the SEC, impose several requirements with respect to the independence of our directors, including the requirement that at least a majority of the board be "independent" as that term is defined under the applicable rules. Our Board of Directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined  that Lloyd W. Kendall, Jr., James S. Camp, Harpreet S. Chaudhary, Rocco Davis, Malcolm F. Hotchkiss, Robert G. Laverne, M.D. and David M. Spatz do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

Board Leadership Structure and Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When considering potential director candidates, we consider the candidate's character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board of Directors. We also consider the candidate's service on boards of other companies and whether such service would impair the candidate's ability to perform responsibly all director duties for BayCom.

Our Board of Directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the Board of Directors' view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the governance and nominating committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Guarini serving as our Chief Executive Officer and Mr. Kendall as Chairman of the Board, reinforcing the leadership role of our Board of Directors in its oversight of our business and affairs.

Board's Role in Risk Oversight

Our Board of Directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board of Directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board of Directors assuming a different and important role in overseeing the management of the risks we face.

The audit committee of our Board of Directors oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The audit committee is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), potential conflicts of interest and engaging as appropriate with the Bank's risk committee to assess our enterprise-wide risk framework. The compensation committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our compensation committee, in conjunction with our President and Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The governance and nominating committee of our Board of Directors oversees risks associated with the independence of our Board of Directors.

Our senior management is responsible for implementing and reporting to our Board of Directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board of Directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board of Directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board of Directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Meetings and Committees of the Board of Directors

Meetings of the Company's Board of Directors are generally held on a quarterly basis with additional meetings scheduled as the need arises. The membership of the Bank's Board of Directors is identical to the Company's Board of Directors, with the exception of (i) Mr. Davis who does not serve as a director of the Bank and (ii) two directors of the Bank who do not serve as a director of the Company. Meetings of the Bank's Board of Directors are generally held on a monthly basis. For the fiscal year ended December 31, 2017, the Board of Directors of the Company held three regular meetings and two special meetings and the Board of Directors of the Bank held 11 regular meetings and one  special meeting. During fiscal year 2017, no incumbent director of the Company attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.

Our Board of Directors has standing audit, compensation, and governance and nominating committees. The responsibilities of these committees are described below. Our Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the Board of Directors.

Director Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Lloyd W. Kendall, Jr.	X	X	X*
George J. Guarini			X
James S. Camp		X	X
Harpreet S. Chaudhary	X*	X
Rocco Davis
Malcolm F. Hotchkiss	X	X
Robert G. Laverne, MD	X
David M. Spatz		X*	X
_________________________
* Committee Chair

Audit Committee.  The Audit Committee operates under a formal written charter adopted by the Board of Directors.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee is responsible for:

•	annually reviewing the Audit Committee charter and the committee's performance;
•	appointing, evaluating and determining the compensation of our independent auditors;
•
reviews and approves the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or the internal audit function and risk management issues;

•	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting;
•	reviewing disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	assisting the Board of Directors in monitoring our compliance with applicable legal and regulatory requirements;
•	overseeing investigations into complaints concerning financial matters, if any; and
•	reviewing other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence, financial literacy and other requirements of the NASDAQ for audit committees.  Each of our Audit Committee members also qualify as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act.  The Board of Directors has determined that Mr. Chaudhary meets the requirements adopted by the SEC for qualification as an "audit committee financial expert."  During 2017, the Audit Committee held 11 meetings.

Compensation Committee.  The Compensation Committee operates under a formal written charter adopted by the Board of Directors.  The Compensation Committee is responsible for discharging the board's responsibilities relating to compensation of our executive officers and directors. Among other things, the Compensation Committee is responsible for:

•	evaluating human resources and compensation strategies;
•	reviews and approves objectives relevant to executive officer compensation;
•	evaluating performance and recommends the compensation of the Chief Executive Officer in accordance with those objectives;
•	approving any changes to non-equity-based benefit plans involving a material financial commitment;
•	recommending to the Board of Directors compensation for directors;
•	prepares the Compensation Committee report required by SEC rules to be included in our annual report, if any; and
•	evaluating performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the NASDAQ for Compensation Committees. The Compensation Committee is scheduled to meet at least once a year and on an as-needed basis.  The Compensation Committee met seven times during 2017.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee ("CGN Committee") operates under a formal written charter adopted by the Board of Directors.  The CGN Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the CGN Committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the CGN Committee is responsible for:

•
identifying individuals qualified to be directors consistent with the criteria approved by the Board of Directors, subject to any waivers granted by the board, and recommend director nominees to the full Board of Directors;

•	ensuring that the Audit and Compensation Committees have the benefit of qualified "independent" directors;
•	overseeing management continuity planning;
•	leading the Board of Directors in its annual performance review; and
•	take a leadership role in shaping the corporate governance of our organization.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company's bylaws, nominations for directors by shareholders must be made in writing and delivered to the President of the Company at the Company's principal executive offices by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors, or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.  This description is a summary of our nominating process.  Any shareholder wishing to propose a director candidate to the Company should review and must comply fully with the procedures set forth in the Company's charter and bylaws.

The CGN Committee is composed solely of members who satisfy the applicable independence requirements of the NASDAQ for nominating committees.  The CGN Committee is scheduled to meet at least once a year and on an as-needed basis.  The CGN Committee did not meet during 2017.

Committee Charters.  The charters of the Audit, Compensation and CGN Committees are posted on our website at www.unitedbusinessbank.com under "About Us - Investor Information."

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and person performing similar functions, and to all of our other employees and our directors.  You may obtain a copy of the code of ethics free of charge by writing to the Corporate Secretary of BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596. or by calling 925-476-1800.   In addition, the code of ethics is available on our website at www.unitedbusinessbank.com under "About Us - Investor Information."

Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Lloyd Kendall, Jr., Chairman of the Board of the Company, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

Attendance Policy at Annual Meetings

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings.  All directors of the Company, except Mr. Davis, were in attendance at last year's annual shareholder meeting to the extent they were directors of the Company as of that date.

EXECUTIVE COMPENSATION

Summary Compensation Table
The "named executive officers" of BayCom are George J. Guarini, our Chief Executive Officer, Janet L. King, our Senior Executive Vice President and Chief Operating Officer and Keary L. Colwell, our Senior Executive Vice President, Chief Financial Officer and Corporate Secretary, as of December 31, 2017. The following table presents compensation awarded in the year ended December 31, 2017 to our named executive officers or paid to or accrued for those executive officers for services rendered during 2017.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
George J. Guarini President and CEO	2017	$450,000	$411,122	$112,505	$282,571	$1,256,198

Janet L. King Senior Executive Vice President and COO	2017	$325,000	$212,095	$48,756	$62,049	$647,900

Keary L. Colwell Senior Executive Vice President, CFO and Corporate Secretary	2017	$325,000	$212,095	$48,756	$61,910	$647,761

(1)
The amounts in this column are calculated using the grant date fair value of the award under ASC Topic No. 718, Compensation-Stock Compensation, based on the number of restricted shares awarded and the grant date fair value of Common Stock on the date the award was made. The grant date fair value amount is based on the per share closing price of Common Stock on the date the award was made of $14.86.

(2)	The amounts represented for the year ended December 31, 2017, consist of the following (no executive officer received personal benefits or perquisites exceeding $10,000 in the aggregate):

Name	401(k) Matching Contribution	Salary Continuation Plan	Premiums on Split-Dollar life insurance benefits	Total
George J. Guarini	$24,000	$256,050	$2,521	$282,571
Janet L. King	17,735	44,314	---	62,049
Keary L. Colwell	17,596	44,314	---	61,910

Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell

We have entered into a three-year employment agreement with each of Mr. Guarini, Ms. King and Ms. Colwell, which agreements were amended and restated effective as of February 22, 2018. The term of each agreement will automatically extend for an additional year on each annual anniversary date of the agreements, unless either party gives notice that the extensions will cease.

Each employment agreement provides for, among other things, a minimum annual base salary of $495,000 for Mr. Guarini and $357,500 for Ms. King and Ms. Colwell (subject to adjustments as may be determined by our Board of Directors), incentive bonuses, a monthly automobile allowance ($800 in the case of Mr. Guarini and Ms. King, and $500 in the case of Ms. Colwell) and group insurance benefits, as well as a group life insurance benefit payable to the executive's designated beneficiary in an amount equal to the executive's then-current annual base salary and participation in any retirement, profit-sharing, salary deferral, medical expense reimbursement and other similar plans we may establish for our employees. Each agreement generally provides for indemnification of the executive to the maximum extent permitted by law and applicable regulations for any expenses incurred by the executive, and for any judgments, awards, fines or penalties imposed against the executive, in any proceeding relating to the executive's actions (or our actions) while an agent of ours. Each agreement also provides for the advancement of expenses to the executive and coverage under a director and officer liability insurance policy.

Each employment agreement provides for the grant of restricted stock awards ("IPO Awards") to the executives in the event the Company successfully completed its initial public offering for at least $30.0 million of gross proceeds. On May 8, 2018, the Company completed its initial public offering, which resulted in gross proceeds of approximately $72.1 million.  As a result, Mr. Guarini, Ms. King and Ms. Colwell are entitled to receive restricted stock awards totaling $2,182,129, $595,122 and $595,122, respectively ("Total Award Value").  The IPO Awards will be granted to our named executive officers over a three-year period as follows: (1) the initial grant was made on May 8, 2018, the closing date of our initial public offering, with the number of shares of Common Stock covered by the initial grant equal to one-third  of each recipient's Total Award Value divided by the initial public offering price of $22.00 per share (which resulted in a restricted stock award of 33,063 shares, 9,017 shares and 9,017 shares of Common Stock to Mr. Guarini, Ms. King and Ms. Colwell, respectively); (2) the second grant will be made on the one-year anniversary  of the first grant, with the number of shares of Common Stock covered by the second grant equal to one-third  of each recipient's Total Award Value divided by the fair market value of our Common Stock as of the close of business on such grant date, and (3) the third grant will be made on the two-year anniversary  of the first grant, with the number of shares of common stock covered by the third grant equal to one-third of each recipient's Total Award Value divided by the fair market value of our Common Stock as of the close of business on such grant date. Each of the grants are subject to sufficient shares being available under our 2017 Omnibus Equity Incentive Plan or any subsequent plan and compliance with the annual award limitations set forth therein.  The IPO Awards will vest over a three-year period following the date of grant, with the initial vesting occurring on the one-year anniversary of the date of grant.

Each employment agreement provides for an annual restricted stock grant in the first quarter of each year for a number of shares of Common Stock equal to 25% (15% for Ms. King and Ms. Colwell) of the executive's base salary as of the end of the preceding calendar year, divided by the fair market value of our Common Stock as of the date of grant. These annual grants will vest at the rate of 20% per year over a five-year period, with the initial vesting occurring on the one-year anniversary of the date of grant.

The employment agreements provide that the IPO Awards, the annual grants of restricted stock and any other equity awards will become fully vested upon either (1) a termination of the executive's employment due to death or disability or by the Bank without cause, (2) a change in control as defined in our 2017 Omnibus Equity Incentive Plan (or any applicable subsequent plan) if no replacement award (as defined in the employment agreements) is provided to the executive, or (3) the executive terminates his or her employment for "good reason" as defined below.

Each agreement provides that if, within one year following a change in control, the executive's employment is terminated without cause or the executive terminates his or her employment for "good reason," then the executive will be entitled to a lump sum cash severance payment. The severance pay in connection with a change in control would be equal to three times (two times for Ms. King and Ms. Colwell) the sum of (a) the executive's then-current base annual salary, (b) any incentive bonus paid to the executive with respect to the preceding year, and (c) the grant date value of the executive's annual restricted stock award for the year in which the termination occurs or, if the termination occurs before the annual grant is made for such year, the grant date value of the annual restricted stock award for the immediately preceding calendar year. In addition, if we terminate the agreement without cause prior to a change in control, the Bank will (1) pay the aggregate amount in the preceding sentence over 24 months (12 months for Ms. King and Ms. Colwell) in equal monthly installments, and (2) for a period of 24 months in the case of Mr. Guarini and 12 months in the case of Ms. King and Ms. Colwell), continue to provide the executive with health insurance benefits on the same terms as when the executive was employed by us. The term "good reason" means any of the following: (1) a material permanent reduction in the executive's total compensation or benefits; (2) a material permanent reduction in the executive's title or responsibilities; or (3) a relocation of the executive's principal office so that his or her commute distance is increased by more than 40 miles from Walnut Creek, California.

Each employment agreement provides that if the severance payments and benefits to be made thereunder, together with other change in control payments or benefits to the executive, would be deemed to be "parachute payments" under Section 280G of the Code, then the severance under the employment agreements will be reduced by the minimum amount necessary to result in no portion of the change in control payments and benefits being deemed a parachute payment only if doing so would result in a greater net after-tax benefit to the executive. If the executive's change in control payments and benefits are deemed to be parachute payments and are not reduced, then the executive will be required to pay a 20% excise tax on the amount of his parachute payments in excess of one times the executive's average taxable income for the preceding five calendar years, and such excess will not be deductible by the Company or the Bank for federal income tax purposes.

Each of the employment agreements also contains (i) a confidentiality provision regarding the use and disclosure of confidential information during the term of employment and for a period one year following termination of employment, and (ii) a client and employee non-solicit for a period of one year following termination of employment.

Annual Bonus

Our named executive officers participate in an annual incentive bonus program, which we refer to as the "Annual Bonus Plan," which provides for annual cash bonuses to designated senior managers, including all of the named executive officers, upon the achievement of performance goals established by the Bank's Board of Directors. The purpose of the Annual Bonus Plan is to provide an incentive for achieving defined target performance goals based on our annual business and profit plan, which we refer to as the "Performance Plan." The target performance goals in the Performance Plan typically include, but are not limited to, objectives regarding earnings, loan and deposit growth, credit quality, operating efficiency, strategic initiatives and regulatory examinations, and are established annually. Under the Annual Bonus Plan, our named executive officers may earn an annual cash bonus up to a maximum of 150% of his or her target annual incentive award, or may earn no bonus at all if the Company's actual performance is less than 75% of the target performance goal. The Bank's Board of Directors, in its sole discretion, may increase or decrease the actual award earned by an executive under the Annual Bonus Plan. Executives must be employed on the date of payment in order to receive payment of an earned award.

In 2017, target annual incentive awards under the Annual Bonus Plan for our named executive officers were 70% of base salary for Mr. Guarini and 50% of base salary for Ms. King and Ms. Colwell. The annual cash incentives awarded for 2017 performance were $411,122 for Mr. Guarini, $212,095 for Ms. King and $212,095 for Ms. Colwell, representing achievement at 130.5% of their target annual incentive awards. No adjustments up or down were made by the Bank's Board of Directors to the 2017 annual cash bonuses earned by the named executive officers. The annual cash incentives awarded for 2017 performance are reflected under the "Bonus" column in the Summary Compensation Table above.

Equity Incentive Plans

In 2017, we adopted, and the existing shareholders of the Company approved, the BayCom Corp 2017 Omnibus Equity Incentive Plan (which we refer to as the 2017 Plan and which was amended and restated effective as of February 22, 2018) in which our employees, executive officers and/or directors and consultants may participate. The 2017 Plan replaced our 2014 Omnibus Equity Incentive Plan (which we refer to as the 2014 Plan), and no further awards are being made under the 2014 Plan. All awards outstanding under the 2014 Plan remain outstanding in accordance with their terms and continue to be governed solely by the terms of the 2014 Plan and the documents evidencing such award.

The 2017 Plan provides for the issuance of up to 450,000 shares of Common Stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. As December 31, 2017, all 450,000 shares remain available for award under the 2017 Plan. Subsequently, the IPO Awards described above were granted.  The purpose of the 2017 Plan is to provide selected present and future employees, directors and consultants of the Company and its subsidiaries and affiliates with stock-based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.

The maximum aggregate award that may be granted to any individual participant under the 2017 Plan for any fiscal year is limited to the lesser of 50,000 shares of Common Stock or a fair market value of $2,000,000, provided, however, that no individual director of the Company may be awarded more than 25,000 shares of Common Stock during a fiscal year. No awards may be granted under the 2017 Plan after October 17, 2027, ten years from the date of board approval of the 2017 Plan, subject to earlier termination.

The 2017 Plan is administered by the compensation committee of the Board of Directors of the Company. The Compensation Committee has the ability to make awards under the 2017 Plan, and to select employees, directors and consultants who may participate in the 2017 Plan, determine the amount and types of awards, and determine the terms and conditions of awards; determine whether or not a change of control shall have occurred; construe and interpret the 2017 Plan and any agreement or instrument under the 2017 Plan; establish and administer any performance goals, including related performance measures or performance criteria and applicable performance periods, determine the extent to which any performance goals and/or other terms and conditions of an award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to awards intended to qualify as performance-based compensation were in fact satisfied; construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the 2017 Plan and/or any award agreement; establish, adopt, amend, waive and/or rescind rules and regulations related to the administration of the 2017 Plan; interpret the 2017 Plan and any awards made under the 2017 Plan.

The Compensation Committee may, in its discretion, at the time an award is made under the 2017 Plan or at any time prior to, coincident with or after the time of a Change of Control (as defined below), subject to certain limitations, provide for the acceleration of any time periods relating to the exercise or vesting of an award; (b) provide for the purchase of an award, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise or vesting of the award had the award been currently exercisable or payable; (c) make adjustments to an award as the Compensation Committee deems appropriate to reflect the Change of Control; or (d) use its best efforts to cause an award to be assumed, or new rights substituted therefore, by the surviving corporation in the Change of Control. Generally, where possible the Compensation Committee shall seek to cause the assumption of outstanding awards in the event of a Change of Control, as provided in the foregoing clause (d), except that the employment agreements with Mr. Guarini, Ms. King and Ms. Colwell provide for accelerated vesting of their restricted stock awards upon a Change of Control.

For purposes of the 2017 Plan, a "Change of Control" generally shall be deemed to occur if: (a) any person is or becomes the beneficial owner, directly or indirectly, in a transaction or series of transactions, of securities of BayCom representing more than 50% of the voting power of BayCom's voting capital stock (the "Voting Stock"); (b) the consummation of a merger, or other business combination after which the holders of the Voting Stock do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination, or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of BayCom; or (c) a majority of the BayCom Board of Directors is replaced in any twelve (12) month period by individuals whose appointment or election is not endorsed by a majority of the members of the BayCom Board of Directors prior to the date of the appointment or election; or (d) an event occurs that we would need to report as a change of control under the federal securities laws.

During 2017, Mr. Guarini, Ms. King and Ms. Colwell were awarded 7,571 shares, 3,281 shares and 3,281 shares, respectively, of restricted stock under our 2014 Plan. The restricted stock award agreements entered into with each of the named executive officers provide, among other things, that (i) their restricted stock awards vest in five equal annual installments following the grant date, (ii) in the event of a termination of service, except as a result of a disability, all of the executive's unvested awards would be forfeited, (iii) in the event of a termination of service due to disability, all of the executive's unvested awards immediately vest in full, and (iv) during the period of restriction, the executive may exercise full voting rights and is entitled to receive all cash dividends and distributions paid with respect to the restricted shares while they are held.

Other Savings, Retirement and Benefit Plans

Executive Supplemental Retirement Agreements.  Effective January 1, 2014, the Bank entered into an executive supplemental retirement agreement with George J. Guarini, its President and Chief Executive Officer, and effective July 1, 2017 the Bank entered into similar agreements with Janet King, its Senior EVP and Chief Operating Officer and with Keary Colwell, its Senior EVP, Chief Financial Officer, Chief Administrative Officer and Secretary. Each of the agreements were amended and restated effective as of February 22, 2018. The agreements provide that the executives will receive supplemental retirement benefits for a period of 15 years, with the retirement benefits to be based upon each executive's vested accrued liability balance. The Bank makes annual contributions to each executive's account based on the extent to which the performance goals under the Performance Plan are achieved each year, with a minimum contribution of 6.19% (2.75% for Ms. King and Ms. Colwell) of the executive's base salary if the overall performance is at 75% of target and with a maximum contribution of 61.36% (27.27% for Ms. King and Ms. Colwell) of the executive's base salary if the overall performance is at 125% of target. If overall performance is at the target level, the annual contribution is equal to 45.0% (20.0% for Ms. King and Ms. Colwell) of the executive's base salary. No annual contribution is made if the overall performance is below 75% of target. The performance goals under the Performance Plan are subject to change each year. Each executive's account balance is credited with interest each year based on the average Citigroup Pension liability Index for the applicable year (the "applicable interest rate").

Mr. Guarini is currently 40% vested in his account balance, with the vesting percentage increasing by 10% in October of each year until he becomes 100% vested in 2023. Ms. King and Ms. Colwell will first become 30% vested in their account balances in 2019, with their vesting percentages generally increasing by 10% each year until they become 100% vested in 2027. Mr. Guarini's annual contributions will be made for each year through calendar 2023, with no contributions to be made for his service in any subsequent year. If an executive has a separation from service for any reason other than cause or disability and prior to a change in control, then the executive's vested account balance shall be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate. If the executive's employment is involuntarily terminated by the Bank other than for cause, then the executive shall be deemed 100% vested in his or her account balance. In addition, if the executive's separation from service occurs after October 6 of any given year (October 1 for Ms. King and Ms. Colwell), his or her account balance will be credited with the contribution that would have been made for such year as if his or her separation from service had occurred on December 31 of such year. If the executive's employment is terminated for cause, then the executive shall forfeit all rights and benefits under his or her supplemental compensation agreement.

If a change in control (as defined in the agreements) occurs on or before December 31, 2023 (December 31, 2026 for Ms. King and Ms. Colwell), then the executive's account shall be credited with the projected annual contributions that would have been made through 2023 (2026 for Ms. King and Ms. Colwell) based on the Bank's average performance level for the three preceding years, together with earnings at the applicable interest rate through the end of 2023 (2026 for Ms. King and Ms. Colwell). In addition, each executive shall be deemed to be 100% vested in his or her account balance. Each executive's account balance as adjusted will then be used to calculate an annuity payable on a monthly basis for 180 months by applying the applicable interest rate, with the monthly payments to commence on the first day of the fourth month following the executive's separation from service (subject to delay until the seventh month following separation from service if the executive is a specified employee as defined under Section 409A of the Code at the time of separation). If the change in control benefits, either alone or together with other payments the executive has the right to receive, constitute excess parachute payments under Section 280G of the Code, then the executive will pay the applicable excise taxes and the Bank (or its successor) will lose the corporate tax deduction on the excess parachute payments. The agreements also provide that the executives may require the Bank to establish and fund a trust in the event of a change in control to fund the change in control benefits payable to the executives.

The supplemental compensation agreements also provide for disability benefits, which are calculated in a manner similar to the change in control benefits if the disability occurs on or before December 31, 2023 (December 31, 2026 for Ms. King and Ms. Colwell). If the executive dies while still employed and prior to a change in control or becoming disabled, then all rights and benefits under his or her supplemental compensation agreement shall be forfeited, and the executive's beneficiaries shall only be entitled to receive the death benefits payable under Bank-owned life insurance covering the executive to the extent applicable.

The supplemental compensation agreements provide that each executive cannot compete against the Bank by serving in any capacity with another FDIC-insured financial institution located within a 40-mile radius of any deposit taking office of the Bank for a period of three years following the executive's separation from service.

The expense recognized for the year ended December 31, 2017 with respect to each named executive officer under their respective salary continuation agreement is reflected under "Other Annual Compensation" in the Summary Compensation Table above.

Split Dollar Life Insurance Benefits.  The Bank has purchased life insurance policies on Mr. Guarini, Ms. King and Ms. Colwell and has entered into a Joint Beneficiary Agreement with each of the executives. Mr. Guarini's agreement was effective January 1, 2014, and Ms. King's and Ms. Colwell's agreements were effective April 17, 2018. These agreements provide certain death benefits to the executive's beneficiaries upon his or her death. Under these agreements, if the executive is employed by the Bank at the time of his or her death, the executive's beneficiaries will be entitled to receive an amount equal to the lesser of (i) $1.5 million or (ii) 50% of the amount by which the total proceeds of the policy(ies) exceed the cash value of the policy(ies). In the event the executive is not employed by the Bank for any reason other than death, then neither the executive nor the executive's beneficiaries shall be entitled to receive any amount of the insurance proceeds. These agreements provide that the Bank owns and pays the premiums on the insurance policy(ies). The executive may request an accelerated payment of a portion of the eligible death benefit available under his or her insurance policy(ies) in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, an executive must meet the requirements of Section 409A of the Code. The total premiums paid on the policies covered by Mr. Guarini's Joint Beneficiary Agreement with the Bank is included in the Summary Compensation Table under the column "All Other Compensation." The Summary Compensation Table does not include premiums on the policies covering Ms. King and Ms. Colwell, since their agreements were not in effect before 2018. As of December 31, 2017, the survivor's benefit for the named beneficiaries of Mr. Guarini under his agreement was $1.5 million.

401(k) Profit Sharing Plan.  We maintain a 401(k) Profit Sharing Plan (the "401(k) Plan"), which is a tax-qualified defined contribution savings plan for all of our eligible employees, including each of our named executive officers. Under the 401(k) Plan, each participating employee with a minimum service requirement is permitted to contribute to the 401(k) Plan through payroll deductions (the "salary deferral contributions") up to the maximum amount allowable by law, thereby deferring taxes on all or a portion of these amounts. We match 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. We may also make a discretionary matching and profit sharing contributions to the 401(k) Plan on behalf of the employee in such amounts as may be determined by our Board of Directors. Any employer matching or profit sharing contribution vests 100% after a participant has completed three years of service, provided that any such contribution which has not yet vested will vest upon the participant's attainment of age 65 or upon the participant's death or permanent disability. We may also make additional special contributions to the 401(k) Plan, which vest immediately. Participants are entitled to receive their salary deferral contributions and vested benefits under the 401(k) Plan upon termination of employment, retirement, death or disability. Participants have the right to self-direct all of their salary deferral contributions. The matching contributions made by the Bank for the year ended December 31, 2017 on behalf of the named executive officers are reflected under "All Other Compensation" in the Summary Compensation Table above.

Other benefits.  We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits, dental insurance, life and short- and long-term disability insurance, subject to certain deductibles and copayments by employees. These plans are generally available to all our salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers or directors.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information regarding outstanding restricted stock awards, which were the only type of equity awards held by each named executive officer at December 31, 2017.

	Stock Awards
Name	Number of Unvested Shares	Market Value of Unvested Shares (1)	Vesting Date
George J. Guarini	4,541	$88,322	1/1/2018
	6,098	118,606	8/19/2018
	4,540	88,303	1/1/2019
	6,098	118,606	8/19/2019
	4,540	88,303	1/1/2020
	2,966	57,689	1/1/2021
	1,514	29,447	1/1/2022
Total	30,297	$589,276

Janet L. King	1,810	$35,205	1/1/2018
	1,677	32,618	8/19/2018
	1,810	35,205	1/1/2019
	1,676	32,598	8/19/2019
	1,809	35,185	1/1/2020
	1,209	23,515	1/1/2021
	656	12,759	1/1/2022
Total	10,6487	$207,085

Keary L. Colwell	1,810	$35,205	1/1/2018
	1,677	32,618	8/19/2018
	1,810	35,205	1/1/2019
	1,676	32,598	8/19/2019
	1,809	35,185	1/1/2020
	1,209	23,515	1/1/2021
	656	12,759	1/1/2022
Total	10,648	$207,085

(1)	Based on the $19.45 closing price of a share of our Common Stock as quoted on the OTCQB on December 31, 2017.

DIRECTOR COMPENSATION

The following table lists the individuals who served on BayCom's Board of Directors in 2017 and received compensation in 2017 for their service as directors. All compensation paid to directors is for their service on both the BayCom Board of Directors and the Bank Board of Directors.  During 2017, all of the Company's directors serve on both the BayCom Board of Directors and the Bank Board of Directors, except for Messrs. Hotchkiss and Davis who were not directors of the Bank. Mr. Hotchkiss was appointed to the Bank's board of directors on March 20, 2018.  Mr. Guarini did not receive compensation in 2017 for his service on the BayCom or the Bank boards of directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Lloyd W. Kendall, Jr.	$47,100	$23,994	$71,094
James S. Camp	23,500	23,994	47,494
Harpreet S. Chaudhary	33,900	23,994	57,894
Rocco Davis(2)	4,000	9,999	13,999
Malcolm F. Hotchkiss(2)	4,000	9,999	13,999
Robert G. Laverne, MD	23,500	23,994	47,494
David M. Spatz	34,500	23,994	58,494

(1)
On July 1, 2017, Messrs. Kendall, Camp, Chaudhary, Laverne and Spatz were each awarded 1,375 shares of Common Stock and Messrs. Davis and Hotchkiss were each awarded 573 shares of Common Stock, which vest in full on July 1, 2018.  Amounts reported in this column represent the aggregate grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("FASB ASC Topic 718"). The grant date fair value amount is based on the per share closing price of BayCom's Common Stock on the date the award was made. The aggregate number of restricted stock awards held by each director in the table above as of December 31, 2017, is as follows: Mr. Kendall — 2,695 shares; Mr. Camp — 1,375 shares, Mr. Chaudhary — 1,375 shares; Mr. Davis — 573 shares; Mr. Hotchkiss  — 573 shares; Mr. Laverne — 1,375 shares; and Mr. Spatz — 1,375 shares.

(2)	Messrs. Davis and Hotchkiss joined the Company's Board of Directors in May 2017 in connection with the Company's acquisition of United Business Bank, FSB.

BayCom Director Compensation Program

As currently in effect, our director compensation program provides the following compensation for non-employee members of our Board of Directors:

•	A quarterly cash retainer of $2,000 for service on the BayCom Board of Directors, provided that directors who also serve on the Bank Board of Directors only receive fees at the Bank level;
•	A monthly cash retainer of $2,000 for service on the Bank Board of Directors;
•	An additional monthly cash retainer of $1,000 for the Chairman of the Bank Board; and
•	$200 per each loan committee meeting attended.

We also reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. We also pay the premiums on directors' and officers' liability insurance.

IPO Awards were granted to our non-employee directors on May 8, 2018, in connection with the successful completion of our initial public offering, in the following amounts: Mr. Kendall - 4,118 shares; Mr. Camp - 4,118 shares, Mr. Chaudhary - 2,627 shares; Mr. Davis - 1,349 shares; Mr. Hotchkiss - 1,349 shares; Mr. Laverne - 4,118 shares; and Mr. Spatz - 4,118 shares.  The IPO Awards made to our non-employee directors will vest over a one-year period following the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as "related party transactions."

Related Party Transaction Policy

Our Board of Directors will adopt a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy will call for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our audit committee. Upon determination by our audit committee that a transaction requires review under the policy, the material facts are required to be presented to the audit committee. In determining whether or not to approve a related party transaction, our audit committee will consider, among other relevant factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy before it was entered into, our audit committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our audit committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially  the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

Certain Related Party Transactions

In the ordinary course of our business, we have engaged and expect to continue engaging through our Bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us.

PROPOSAL II.  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams, LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2018.  Representatives of Moss Adams have been invited to be present at the Annual Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of Moss Adams as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Moss Adams to the shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Moss Adams as the Company's independent registered public accounting firm for the year ending December 31, 2018.

Vavrinek, Trine, Day & Co., LLP served as our independent registered public accounting firm for the year ended December 31, 2017.  Representatives of Vavrinek, Trine, Day & Co. have been invited to be present at the Annual Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit Committee Pre-Approval Policy

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting.  At this time, the Audit Committee has not adopted any pre-approval policies.

Changes in Accountants

On May 24, 2018, our Audit Committee approved the replacement of Vavrinek, Trine, Day & Co. with Moss Adams as our independent registered public accounting firm for the year ending December 31, 2018. The reports of Vavrinek, Trine, Day & Co. on our consolidated financial statements for the last two fiscal years contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were (i) no disagreements with Vavrinek, Trine, Day & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Vavrinek, Trine, Day & Co., would have caused it to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements for such years and interim period, and (ii)  no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.  The dismissal of Vavrinek, Trine, Day & Co. and the appointment of Moss Adams was effective May 24, 2018.

During the years ended December 31, 2017 and 2016, and the subsequent interim period prior to the engagement of Moss Adams, the Company did not consult with Moss Adams on (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company's consolidated financial statements, and Moss Adams did not provide either a written report or oral advise to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Vavrinek, Trine, Day & Co. and its affiliates for the fiscal years ended December 31, 2017 and 2016 were as follows:

	Year Ended December 31,
	2017	2016
Audit Fees	$142,600	$66,000
Audit-related Fees	87,000	---
Tax Fees	---	---
All Other Fees	---	---

Audit Fees consisted of professional services rendered in connection with the audit of the Company's annual financial statements and review of financial statements in connection with statutory and regulatory filings.

Audit-Related Fees. Comprised fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statement and the initial public offering.

Tax Fees.  Vavrinek, Trine, Day & Co., LLP did not perform any professional services for us that would be considered in the tax fees category during the fiscal year ended December 31, 2017 or 2016.

All Other Fees.  Vavrinek, Trine, Day & Co., LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2017 or 2016.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be "soliciting materials" or to be filed with the SEC, nor shall said information  be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding the incorporation by reference of this proxy statement into any such filing

The Audit Committee has reviewed and discussed the audited financial statements of BayCom Corp for the fiscal year ended December 31, 2017, with management. The Audit Committee has discussed with Vavrinek, Trine, Day & Co., LLP our independent registered public accounting firm for the year ended December 31, 2017, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Vavrinek, Trine, Day & Co. required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Vavrinek, Trine, Day & Co. its independence.

Based on the Audit Committee's review and discussions noted above, it recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Registration Statement on Form S-1 filed with the SEC in connection with the Company's recently completed initial public offering.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Lloyd W. Kendall, Jr.          Harpreet S. Chaudhary(Chair)          Malcolm F. Hotchkiss          Robert G. Laverne, MD

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the SEC and to furnish us with copies of the reports they file.  During the fiscal year ended December 31, 2017, the Company did not have a class of equity securities registered under Section 12 of the Exchange Act, nor was it subject to Section 15(d) of the Exchange Act; therefore, the provisions of Section 16 of the Exchange Act were not applicable to our executive officers and directors during 2017.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for the next annual meeting of shareholders, any shareholder proposal for that meeting must be received by the Company's Corporate Secretary at BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596 by February 7, 2019.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any shareholder proposal (regardless of whether included in the Company's proxy materials), our charter and bylaws and California law.

Our bylaws contain additional notification requirements for shareholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a shareholder proposal containing the information specified in Section 2.4 of our bylaws must be delivered to or mailed and received at Company's principal executive offices, not more than 60 days prior to the annual meeting nor more than 10 days after the date of the notice of such meeting is sent to shareholders; provided, however that if less than 10 days' notice of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the President of the Company no later than the time fixed in the notice of the annual meeting for the opening of such meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS JULY 17, 2018

The undersigned shareholder of BAYCOM CORP hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 7, 2018, and hereby appoint(s) George J. Guarini and Keary L. Colwell,  or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of BAYCOM CORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held in the Board Room of BAYCOM CORP, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, on Tuesday, July 17, 2018, at 2:30 p.m. Pacific Time.

The Board of Directors recommends a vote FOR ALL nominees listed in Proposal 1 and a vote FOR Proposal 2.

1. Election of Directors – To elect a board of eight directors to hold office for the ensuing year or until their successors are elected and qualified.				To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below
		Shares Voted For Nominee (Cumulative Voting Only*)	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Nominees:			☐	☐	☐
(1)	Lloyd K. Kendall, Jr.	__________________
(2)	George J. Guarini	__________________
(3)	James S. Camp	__________________
(4)	Harpreet Chaudhary	__________________
(5)	Rocco Davis	__________________
(6)	Malcolm F. Hotchkiss	__________________
(7)	Robert R. Laverne, M.D.	__________________
(8)	David M. Spatz	__________________

For All Except:    _________________________________________

*Cumulative voting instructions:  If you elect cumulative voting for directors, do NOT mark the "For All", "Withhold All" or "For All Except" boxes above.  In the event any shareholder has elected to cumulate votes, California law and the Bylaws of this corporation provide for cumulative voting for directors.  This means that each share held entitles the holder to cast a number of votes equaling the number of directors to be elected.  The number of directors to be elected is eight (8).  Thus, if a shareholder owns 100 shares, he or she may cast up to 800 votes.  A shareholder may cast all of his or her votes for one candidate or distribute such votes among as many candidates as he or she deems appropriate.

2.	To ratify the selection of Moss Adams, LLP as BAYCOM CORP'S independent auditor for the fiscal year ending December 31, 2018

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To transact such other business as may properly come before the meeting

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN OR, IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND "FOR" RATIFICATION OF THE SELECTION OF MOSS ADAMS, LLP AS INDEPENDENT AUDITOR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

___________________________________	______________________
Signature of Shareholder	Date

___________________________________	______________________
Signature of Shareholder (Joint Owner)	Date

Please mark, sign and date your proxy and return it in the enclosed postage-paid envelope.